As filed with the Securities and Exchange Commission on May 14, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Invesco Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-0557567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1555 Peachtree Street, NE, Suite 1800

Atlanta, Georgia 30309

(404) 892-0896

(Address and telephone number of registrant’s principal executive offices)

Invesco Ltd. 2010 Global Equity Incentive Plan (ST), as amended and restated

(Full title of the plan)

Kevin M. Carome

Senior Managing Director and General Counsel

Invesco Ltd.

1555 Peachtree Street, N.E., Suite 1800

Atlanta, Georgia 30309

(Name and Address of Agent For Service)

(404) 892-0896

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, $0.20 par value	5,500,000 (1)	$20.606 (2)	$113,333,000 (2)	$13,735.96

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers an indeterminate number of the common shares, $0.20 par value (the “Common Shares”), of Invesco Ltd. (the “Company”) as may be necessary to adjust the number of Common Shares being offered or issued pursuant to the anti-dilution provisions of the plan referenced above, as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the high and low market prices of the Common Shares reported on the New York Stock Exchange on May 9, 2019.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering the offer and sale of an additional 5,500,000 Common Shares that may be issued pursuant to the Invesco Ltd. 2010 Global Equity Incentive Plan (ST), as amended and restated on October 10, 2017 and as further amended on May 9, 2019 (the “Plan”). The Company previously registered the offer and sale of 3,000,000 Common Shares under the Plan pursuant to a Form S-8 filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 18, 2010 (File No. 333-166919).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act. Requests for information should be directed to Invesco Ltd., 1555 Peachtree Street, N.E., Suite 1800, Atlanta, Georgia 30309, Attn: Company Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 22, 2019;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on April 25, 2019; and

(c)	the description of the Company’s common stock contained in the Company’s Form 8-A filed on May 16, 2008, including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the filing of a posteffective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

In no event, however, will any information that the Company discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC, or any other information that is not deemed “filed” with the SEC, be incorporated by reference into, or otherwise become part of, this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document that also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to its Third Amended and Restated Bye-Laws, the Company will indemnify its officers, directors and employees to the fullest extent permitted by Bermuda law. Such indemnity will extend, without limitation, to any matter in which an officer, director or employee of the Company may be guilty of negligence, default, breach of duty or breach of trust in relation to the Company or any of its subsidiaries, but will not extend to any matter in which such officer, director or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to the Company.

The Bermuda Companies Act 1981 (as amended) enables companies to purchase and maintain, and the Company’s Bye-Laws permit the Company to purchase and maintain, insurance for directors and officers against any liability arising from negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the company. The Company maintains such policies of insurance on its officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on December 12, 2007)

3.2	Third Amended and Restated Bye-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed with the SEC on July 27, 2017)

4.1	Specimen Certificate for the Common Shares (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on December 12, 2007)

4.2	Invesco Ltd. 2010 Global Equity Incentive Plan (ST), as amended and restated on October 10, 2017*

4.3	First Amendment to the Invesco Ltd. 2010 Global Equity Incentive Plan (ST), as amended and restated on October 10, 2017, dated May 9, 2019*

5.1	Opinion of Appleby as to the validity of the Common Shares (including consent)*

23.1	Consent of Appleby (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included on signature page)*

*Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 14th day of May, 2019.

INVESCO LTD.

By:	/s/ ROBERT H. RIGSBY
Name: Robert H. Rigsby
Title: Assistant Secretary and Managing Director, Corporate Legal

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin M. Carome and Robert H. Rigsby, and each of them (with full power to each of them to act alone), as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him/her and on his/her behalf and in his/her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself or she herself might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

By: /s/ MARTIN L. FLANAGAN	Chief Executive Officer and President; Director	May 14, 2019
Martin L. Flanagan	(Principal Executive Officer)

By: /s/ LOREN M. STARR	Senior Managing Director and Chief Financial Officer	May 14, 2019
Loren M. Starr	(Principal Financial Officer)

By: /s/ ANNETTE LEGE	Chief Accounting Officer	May 14, 2019
Annette Lege	(Principal Accounting Officer)

Signature	Title	Date

By: /s/ G. RICHARD WAGONER, JR.	Chairman and Director	May 14, 2019
G. Richard Wagoner, Jr.

By: /s/ SARAH E. BESHAR	Director	May 14, 2019
Sarah E. Beshar

By: /s/ JOSEPH R. CANION	Director	May 14, 2019
Joseph R. Canion

By: /s/ C. ROBERT HENRIKSON	Director	May 14, 2019
C. Robert Henrikson

By: /s/ DENIS KESSLER	Director	May 14, 2019
Denis Kessler

By: /s/ SIR NIGEL SHEINWALD	Director	May 14, 2019
Sir Nigel Sheinwald

By: /s/ PHOEBE A. WOOD	Director	May 14, 2019
Phoebe A. Wood